Exhibit B

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Shares of Higher One Holdings, Inc. is filed on behalf of each of the undersigned.

Dated: March 14, 2011

CAPITAL ONE FINANCIAL CORPORATION			CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION

By:	/s/ John G. Finneran, Jr.		By:	/s/ John G. Finneran, Jr.
	Name:	John G. Finneran, Jr.		Name:	John G. Finneran, Jr.
	Title:	General Counsel and Corporate Secretary		Title:	General Counsel and Corporate Secretary

CAPITAL ONE NA LIHTC, INC.

By:	/s/ John G. Finneran, Jr.
	Name:	John G. Finneran, Jr.
	Title:	Attorney-in-fact